CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 22, 2006, relating to the financial statements and financial highlights which appear in the September 30, 2006 Annual Report to Shareholders of the Nuveen Short Duration Bond Fund, the Nuveen Core Bond Fund and the Nuveen High Yield Bond Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such registration statement.

PricewaterhouseCoopers LLP

Chicago, Illinois

January 29, 2007